THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-36444



                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2001
       PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 30, 2000

                                 $1,000,000,000

                         [FLEET BOSTON FINANCIAL LOGO]
                       FLEETBOSTON FINANCIAL CORPORATION

                                % Senior Notes due

                               ------------------

     The      % senior notes will mature on                . Interest on the
senior notes is payable semiannually on        and           of each year,
beginning                . Interest will accrue from the date of issuance of the
senior notes. We may redeem the senior notes for the reasons described under "Certain Terms of the Senior Notes -- Redemption for Tax Reasons" in this prospectus supplement. There is no sinking fund. The senior notes are unsecured.

     We will apply to have the senior notes listed on the Luxembourg Stock Exchange in accordance with the rules of that exchange.

     The senior notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

                                                                      UNDERWRITING
                                                    PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                   PUBLIC(1)          COMMISSIONS        FLEETBOSTON(1)
                                                   ---------         -------------       --------------
Per Note......................................         %                   %                   %

Total.........................................         $                   $                   $

(1) Plus accrued interest, if any, from November   , 2001.

     Delivery of the senior notes, in book-entry form only, will be made on or
about November   , 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

CREDIT SUISSE FIRST BOSTON    BEAR, STEARNS & CO. INC.    FLEET SECURITIES, INC.

                               ------------------

KEEFE, BRUYETTE & WOODS, INC.                   SANDLER O'NEILL & PARTNERS, L.P.

          The date of this prospectus supplement is November   , 2001.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
UPDATING INFORMATION..................   S-1
WHERE YOU CAN FIND MORE INFORMATION...   S-2
FLEETBOSTON FINANCIAL CORPORATION.....   S-5
DIRECTORS AND EXECUTIVE OFFICERS OF
  FLEETBOSTON FINANCIAL CORPORATION...   S-6
CAPITALIZATION OF FLEETBOSTON
  FINANCIAL CORPORATION...............   S-8
SELECTED CONSOLIDATED FINANCIAL DATA
  OF FLEETBOSTON FINANCIAL
  CORPORATION.........................  S-11

                                        PAGE
                                        ----
USE OF PROCEEDS.......................  S-13
CERTAIN TERMS OF THE SENIOR NOTES.....  S-13
MATERIAL UNITED STATES TAX
  CONSIDERATIONS......................  S-19
UNDERWRITING..........................  S-22
OFFERING RESTRICTIONS.................  S-23
NOTICE TO CANADIAN RESIDENTS..........  S-25
LEGAL OPINIONS........................  S-25
EXPERTS...............................  S-26
LISTING AND GENERAL INFORMATION.......  S-26

                                   PROSPECTUS

ABOUT THIS PROSPECTUS.................    2
WHERE YOU CAN FIND MORE INFORMATION...    2
FORWARD-LOOKING STATEMENTS............    4
FLEETBOSTON FINANCIAL CORPORATION.....    5
CONSOLIDATED RATIOS OF EARNINGS TO
  FIXED CHARGES.......................    5
USE OF PROCEEDS.......................    6
REGULATION AND SUPERVISION............    6
RECENT LEGISLATION....................    7
FUTURE LEGISLATION....................    7
DESCRIPTION OF DEBT SECURITIES........    7
GENERAL...............................    8
REGISTRATION AND TRANSFER.............    9
PAYMENT AND PLACE OF PAYMENT..........    9
GLOBAL SECURITIES.....................   10
EVENTS OF DEFAULT.....................   10
MODIFICATION AND WAIVER...............   11
CONSOLIDATION, MERGER AND SALE OF
  ASSETS..............................   12
REGARDING THE TRUSTEE.................   12
INTERNATIONAL OFFERING................   13
SENIOR DEBT SECURITIES................   13
RESTRICTIVE COVENANTS.................   13
DEFEASANCE............................   14
SUBORDINATED DEBT SECURITIES..........   15
SUBORDINATION.........................   15
RESTRICTIVE COVENANTS.................   16
DESCRIPTION OF WARRANTS...............   17
OFFERED WARRANTS......................   17
FURTHER INFORMATION IN PROSPECTUS
  SUPPLEMENT..........................   17
SIGNIFICANT PROVISIONS OF THE WARRANT
  AGREEMENTS..........................   18
PLAN OF DISTRIBUTION..................   20
EXPERTS...............................   21
LEGAL OPINIONS........................   21

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     The terms "we," "us," "our," "FleetBoston" and similar terms refer to FleetBoston Financial Corporation. The terms "you," "your" and similar terms refer to the beneficial owner of the senior notes.

     We will apply to list the senior notes on the Luxembourg Stock Exchange in accordance with the rules of that Exchange. We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Banque International a Luxembourg S.A., 69, route d'Esch, L-2953 Luxembourg (the "Luxembourg listing agent").

     This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to FleetBoston. We have taken reasonable care to ensure that, subject to the following sentence, the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading in any material respect as of the date of this prospectus supplement. We also confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement in this prospectus supplement or in the accompanying prospectus misleading in any material respect; we accept responsibility accordingly. We have obtained the information in "Certain Terms of the Senior
Notes -- Book-Entry System" concerning The Depository Trust Company ("DTC"), the Euroclear System ("Euroclear") or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") and their respective book-entry systems from prospectus language prepared by DTC, Euroclear and Clearstream, Luxembourg describing book-entry-only issuance, and we take responsibility for having correctly extracted that information from these sources in all material respects, but we take no responsibility for the accuracy of the information itself.

     The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

     Copies of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus will be available free of charge at the office of the Luxembourg listing agent.

                              UPDATING INFORMATION

     Information contained in this prospectus supplement updates and supersedes information in the accompanying prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers, among other securities, the offer and sale of the senior notes offered by this prospectus supplement and accompanying prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus supplement and accompanying prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

     Public Reference Room         Northeast Regional Office        Midwest Regional Office
    450 Fifth Street, N.W.               233 Broadway               500 West Madison Street
           Room 1024               New York, New York 10007               Suite 1400
    Washington, D.C. 20549                                       Chicago, Illinois 60661-2511

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is:

                                 http://www.sec.gov

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Boston Stock Exchange, 100 Franklin Street, Boston, Massachusetts 02110.

     The SEC allows us to "INCORPORATE BY REFERENCE" information into this prospectus supplement and accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

     This prospectus supplement and accompanying prospectus incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

                    SEC FILINGS                                            PERIOD
                    -----------                                            ------
Annual Report on Form 10-K..........................    Year ended December 31, 2000, as filed on
                                                        February 28, 2001
Quarterly Reports on Form 10-Q......................    Quarter ended March 31, 2001, as filed on May
                                                        15, 2001
                                                        Quarter ended June 30, 2001, as filed on
                                                        August 14, 2001
The description of FleetBoston common stock set
  forth in the FleetBoston registration statement
  filed by Industrial National Corporation
  (predecessor to FleetBoston) on Form 8-B dated May
  29, 1970, and any amendment or report filed for
  the purpose of updating that description; and
Current Reports on Form 8-K.........................    Filed:
                                                        -January 17, 2001
                                                        -March 1, 2001
                                                        -March 14, 2001
                                                        -April 17, 2001
                                                        -May 4, 2001
                                                        -July 18, 2001
                                                        -September 17, 2001
                                                        -September 26, 2001
                                                        -October 17, 2001
                                                        -October 19, 2001, as amended by a Form 8-K/A
                                                         filed October 23, 2001

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus supplement and the date we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities. These documents include, among others, periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement and accompanying prospectus. You can obtain documents incorporated by reference in this prospectus supplement and accompanying prospectus by requesting them in writing or by telephone from us at the following address:

                         Investor Relations Department
                       FleetBoston Financial Corporation
                          P.O. Box 2016, MA DE 10034F
                        Boston, Massachusetts 02106-2016
                                 (617) 434-7858

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus supplement and accompanying prospectus or in any of the materials that we have incorporated into this prospectus supplement and accompanying prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the senior notes offered by this prospectus supplement and the accompanying prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement and the accompanying prospectus does not extend to you. The information contained in this prospectus supplement and the accompanying prospectus speaks only as of the date of those documents unless the information specifically indicates that another date applies.

                       FLEETBOSTON FINANCIAL CORPORATION

     We are a diversified financial services company offering a comprehensive array of financial solutions to approximately 20 million customers in more than 20 countries. Among our key lines of business are:

     - Consumer and Investment Services -- includes domestic retail banking to consumer and small business customers, community banking, student loan processing, credit card services, and investment management and retail brokerage services, including mutual funds and investments, retirement planning, large institutional asset management and not-for-profit investment services;

     - Wholesale and Global Banking -- includes commercial finance, including asset-based lending and leasing; international banking in key Latin American markets; corporate banking, including specialized industry and institutional lending; and middle market lending, including commercial lending, government banking services, trade services and cash management; and

     - Capital Markets -- includes investment banking services, brokerage market-making and principal investing.

     On March 1, 2001, we completed our acquisition of Summit Bancorp, which was accounted for as a pooling of interests. All financial information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus has been restated for all periods to give effect to the Summit acquisition.

     At June 30, 2001, our total assets on a consolidated basis were $202.1 billion, our consolidated total deposits were $124.8 billion and our consolidated total stockholders' equity was $19.3 billion. Based on total assets at June 30, 2001, we were the seventh largest financial holding company in the United States.

     We are organized under the laws of the State of Rhode Island with perpetual existence. Our date of incorporation was March 16, 1970. Our principal office is located at 100 Federal Street, Boston, Massachusetts 02110, and our telephone number is (617) 434-2200.

     DIRECTORS AND EXECUTIVE OFFICERS OF FLEETBOSTON FINANCIAL CORPORATION

BOARD OF DIRECTORS

     Present members of our Board of Directors and their principal occupations are:

Terrence Murray                  Chairman and Chief Executive Officer of FleetBoston
                                 Financial Corporation
Charles K. Gifford               President and Chief Operating Officer of FleetBoston
                                 Financial Corporation
Robert J. Higgins                President of Consumer Banking and Investment Services of
                                 FleetBoston Financial Corporation
Henrique C. Meirelles            President of Global Banking of FleetBoston Financial
                                 Corporation
T. Joseph Semrod                 Vice Chairman of FleetBoston Financial Corporation and
                                 Chairman of FleetBoston Financial Corporation's New Jersey
                                 Operations
Joel B. Alvord                   President and Managing Director of Shawmut Capital Partners,
                                 Inc.
William Barnet, III              Chairman and Chief Executive Officer of William Barnet &
                                 Son, Inc.
Daniel P. Burnham                Chairman and Chief Executive Officer of Raytheon Company
Paul J. Choquette, Jr.           Chairman and Chief Executive Officer of Gilbane Building
                                 Company
Kim B. Clark                     Dean of the Graduate School of Business Administration,
                                 Harvard University, Cambridge, Massachusetts
John T. Collins                  Chairman and Chief Executive Officer of The Collins Group,
                                 Inc.
Gary L. Countryman               Chairman Emeritus of Liberty Mutual Insurance Company
T.J. Dermot Dunphy               Chairman of Kildare Enterprises, LLC and Retired Chairman
                                 and Chief Executive Officer of Sealed Air Corporation
Alice F. Emerson                 Senior Advisor, The Andrew W. Mellon Foundation and
                                 President Emerita of Wheaton College, Norton, Massachusetts
Marian L. Heard                  President and Chief Executive Officer of the United Way of
                                 Massachusetts Bay and Chief Executive Officer of the United
                                 Ways of New England
Robert M. Kavner                 Vice Chairman of idealab!
Donald F. McHenry                Distinguished Professor of Diplomacy and International
                                 Relations, Georgetown University, Washington, D.C. and
                                 President of the IRC Group
Thomas J. May                    Chairman and Chief Executive Officer of NSTAR
Michael B. Picotte               Managing General Partner and Chief Executive Officer of the
                                 Picotte Companies
Francene S. Rodgers              Chief Executive Officer of WFD, Inc.
John W. Rowe                     President and Co-Chief Executive Officer of Exelon
                                 Corporation
Thomas M. Ryan                   Chairman and Chief Executive Officer of CVS Corporation
Paul R. Tregurtha                Chairman and Chief Executive Officer of Mormac Marine Group,
                                 Inc. and Moran Transportation Company

EXECUTIVE OFFICERS

     Our present executive officers and their titles are:

Terrence Murray                  Chairman and Chief Executive Officer
Charles K. Gifford               President and Chief Operating Officer
Robert J. Higgins                President of Consumer Banking and Investment Services
Henrique C. Meirelles            President of Global Banking
Eugene M. McQuade                Vice Chairman and Chief Financial Officer
H. Jay Sarles                    Vice Chairman, Wholesale Banking
Paul F. Hogan                    Vice Chairman and Chief Risk Officer
Peter J. Manning                 Vice Chairman
T. Joseph Semrod                 Vice Chairman
Joseph A. Smialowski             Vice Chairman, Technology and Operations
Bradford H. Warner               Vice Chairman, Consumer Business Group
Anne M. Finucane                 Executive Vice President
John L. Mastromarino             Executive Vice President
Brian T. Moynihan                Executive Vice President
William C. Mutterperl            Executive Vice President, General Counsel and Secretary
M. Anne Szostak                  Executive Vice President
Ernest L. Puschaver              Chief Accounting Officer

              CAPITALIZATION OF FLEETBOSTON FINANCIAL CORPORATION

     The following table sets forth our actual consolidated capitalization at June 30, 2001, and our capitalization as of that date as adjusted to reflect (1) the repurchase on July 11, 2001 of 28,130 of the 410,580 outstanding shares of our 6.75% Series VI perpetual preferred stock, having an aggregate liquidation value of $7 million; (2) the issuance on September 17, 2001 of $500 million of capital securities of Fleet Capital Trust VII; (3) the redemption on October 1, 2001 of all 200,000 outstanding shares of our fixed/adjustable rate Series VIII noncumulative preferred stock, having an aggregate liquidation value of $50 million; and (4) the issuance and sale of the senior notes offered by this prospectus supplement. The table should be read in conjunction with our consolidated financial statements and notes to those consolidated financial statements included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus. Except as disclosed in this prospectus supplement, there has been no material change to our capitalization since June 30, 2001.

                                                                 AT JUNE 30, 2001
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN MILLIONS)
Senior and subordinated debt................................  $25,512      $26,512
Company-obligated mandatorily redeemable preferred
  securities of Fleet Capital Trust I(1)....................       84           84
Company-obligated mandatorily redeemable capital securities
  of Fleet Capital Trust II(2)..............................      250          250
Company-obligated mandatorily redeemable preferred
  securities of Fleet Capital Trust III(3)..................      120          120
Company-obligated mandatorily redeemable preferred
  securities of Fleet Capital Trust IV(4)...................      150          150
Company-obligated mandatorily redeemable capital securities
  of Fleet Capital Trust V(5)...............................      250          250
Company-obligated mandatorily redeemable preferred
  securities of Fleet Capital Trust VI(6)...................      300          300
Company-obligated mandatorily redeemable capital securities
  of Fleet Capital Trust VII(7).............................       --          500
Company-obligated mandatorily redeemable capital securities
  of BankBoston Capital Trust I(8)..........................      250          250
Company-obligated mandatorily redeemable capital securities
  of BankBoston Capital Trust II(9).........................      250          250
Company-obligated mandatorily redeemable capital securities
  of BankBoston Capital Trust III(10).......................      250          250
Company-obligated mandatorily redeemable capital securities
  of BankBoston Capital Trust IV(11)........................      250          250
Company-obligated mandatorily redeemable capital securities
  of Summit Capital Trust I(12).............................      150          150
                                                              -------      -------
Total long-term debt........................................   27,816       29,316

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value(13)........................      328          271
Common stock, $.01 par value(14)............................       11           11
Common surplus..............................................    4,019        4,019
Retained earnings...........................................   14,562       14,562
Accumulated other comprehensive income......................      422          422
Treasury stock..............................................      (66)         (66)
                                                              -------      -------
Total stockholders' equity..................................   19,276       19,219
                                                              -------      -------
Total long-term debt and stockholders' equity...............  $47,092      $48,535
                                                              =======      =======

-------------------------

 (1) Issued on February 4, 1997. The sole assets of Fleet Capital Trust I are 8.00% Junior Subordinated Deferrable Interest Debentures due 2027 with a principal amount of approximately $86.3 million. Those debentures mature on February 15, 2027, which may be (i) shortened to a date not earlier than April 15, 2001 or (ii) extended to a date not later than February 15, 2046. We own all of the common securities of this trust. Upon redemption of the debentures, the preferred securities are mandatorily redeemable.

 (2) Issued on December 11, 1996. The sole assets of Fleet Capital Trust II are 7.92% Junior Subordinated Deferrable Interest Debentures due 2026 with a principal amount of approximately $257.7 million. Those debentures mature on December 11, 2026. We own all of the common securities of this trust. Upon redemption of the debentures, the capital securities are mandatorily redeemable.

 (3) Issued on January 29, 1998. The sole assets of Fleet Capital Trust III are 7.05% Junior Subordinated Deferrable Interest Debentures due 2028 with a principal amount of approximately $123.7 million. Those debentures mature on March 31, 2028. We own all of the common securities of this trust. Upon redemption of the debentures, the preferred securities are mandatorily redeemable.

 (4) Issued on April 28, 1998. The sole assets of Fleet Capital Trust IV are 7.17% Junior Subordinated Deferrable Interest Debentures with a principal amount of approximately $154.6 million. Those debentures mature on March 31, 2028. We own all of the common securities of this trust. Upon redemption of the debentures, the preferred securities are mandatorily redeemable.

 (5) Issued on December 18, 1998. The sole assets of Fleet Capital Trust V are Floating Rate Junior Subordinated Deferrable Interest Debentures due 2028 with a principal amount of approximately $257.7 million. Those debentures mature on December 18, 2028. We own all of the common securities of this trust. Upon redemption of the debentures, the capital securities are mandatorily redeemable.

 (6) Issued on June 30, 2000. The sole assets of Fleet Capital Trust VI are 8.80% Junior Subordinated Deferrable Interest Debentures due 2030 with a principal amount of approximately $309.3 million. Those debentures mature on June 30, 2030. We own all of the common securities of this trust. Upon redemption of the debentures, the preferred securities are mandatorily redeemable.

 (7) Issued on September 17, 2001. The sole assets of Fleet Capital Trust VII are 7.20% Junior Subordinated Deferrable Interest Debentures due 2031 with a principal amount of approximately $515.5 million. Those debentures mature on December 15, 2031, unless extended to a date not later than December 15, 2050, or redeemed earlier. We own all of the common securities of this trust. Upon redemption of the debentures, the capital securities are mandatorily redeemable.

 (8) Issued on November 26, 1996. The sole assets of BankBoston Capital Trust I are 8.25% Series A Junior Subordinated Deferrable Interest Debentures due December 15, 2026 with a principal amount of approximately $257.7 million. We own all of the common securities of this trust. Upon redemption of the debentures, the capital securities are mandatorily redeemable.

 (9) Issued on December 10, 1996. The sole assets of BankBoston Capital Trust II are 7.75% Series A Junior Subordinated Deferrable Interest Debentures due December 15, 2026 with a principal amount of approximately $257.7 million. We own all of the common securities of this trust. Upon redemption of the debentures, the capital securities are mandatorily redeemable.

(10) Issued on June 4, 1997. The sole assets of BankBoston Capital Trust III are Floating Rate Junior Subordinated Deferrable Interest Debentures due June 15, 2027 with a principal amount of approximately $257.7 million. We own all of the common securities of this trust. Upon redemption of the debentures, the capital securities are mandatorily redeemable.

(11) Issued on June 8, 1998. The sole assets of BankBoston Capital Trust IV are Floating Rate Junior Subordinated Deferrable Interest Debentures due June 8, 2028 with a principal amount of approximately $257.7 million. We own all of the common securities of this trust. Upon redemption of the debentures, the capital securities are mandatorily redeemable.

(12) Issued on March 20, 1997. The sole assets of Summit Capital Trust I are 8.40% Junior Subordinated Deferrable Interest Debentures due March 15, 2027 with a principal amount of approximately $154.6 million. We own all of the common securities of this trust. Upon redemption of the debentures, the capital securities are mandatorily redeemable.

(13) As of June 30, 2001, we had 16,000,000 shares of Preferred Stock, $1.00 par value, authorized, with three series of preferred stock outstanding, as follows: (1) 690,000 shares of series VI 6.75% perpetual preferred stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 410,580 shares were issued and outstanding;
     (2) 805,000 shares of series VII fixed/adjustable rate cumulative preferred stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 700,000 shares were issued and outstanding; and (3) 200,000 shares of series VIII fixed/adjustable rate noncumulative preferred stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 200,000 shares were issued and outstanding. In addition, our board of directors has established a series of 500,000 shares of cumulative participating junior preferred stock, series 2000, the "junior preferred stock," issuable upon exercise of our preferred share purchase rights described in note 14 below, of which no shares were issued and outstanding as of June 30, 2001. Dividends on outstanding preferred stock issues are payable quarterly. All the preferred stock outstanding has preference over our common stock with respect to the payment of dividends and distribution of assets in the event of our liquidation or dissolution. Except in certain circumstances, the holders of preferred stock have no voting rights.

(14) At June 30, 2001, we had 2 billion shares of common stock authorized and approximately 1.1 billion shares of common stock outstanding. On September 16, 2001, we announced that our board of directors has authorized the repurchase of up to $4 billion of our outstanding common stock prior to December 31, 2002. We have entered into accelerated repurchase contracts to repurchase up to $1.5 billion of our stock between September 17, 2001 and December 31, 2001. To date, approximately two thirds of those repurchases have been completed. Shares reserved for future issuance in connection with our stock plans and outstanding stock options totaled approximately 130 million as of that date. On August 16, 2000, our board of directors declared a dividend of one preferred share purchase right for each share of our common stock outstanding as of the close of business on November 21, 2000. Under certain conditions, a right may be exercised to purchase one ten-thousandth of a share of our cumulative participating preferred stock, series 2000, at a price of $175, subject to adjustment. The rights become exercisable if a party acquires 10% or more (in the case of certain qualified investors, 15% or more) of the issued and outstanding shares of our common stock, or after the commencement of a tender or exchange offer for 10% or more of our issued and outstanding common stock. When exercisable under certain conditions, each right would entitle the holder to receive upon exercise of a right that number of shares of common stock having a market value of two times the exercise price of the right. The rights will expire in November 2010, unless we extend or redeem the rights at an earlier date.

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
                       FLEETBOSTON FINANCIAL CORPORATION

     The following summary sets forth unaudited selected consolidated financial data for us and our subsidiaries for the six months ended June 30, 2001 and 2000 and for each of the years in the five-year period ended December 31, 2000. The following summary should be read in conjunction with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus. All data has been restated to reflect the Summit acquisition. Certain amounts in prior periods have been reclassified to conform to current-year presentation.

                                 SIX MONTHS ENDED
                                     JUNE 30,                          YEARS ENDED DECEMBER 31,
                               --------------------    --------------------------------------------------------
                                 2001        2000        2000        1999        1998        1997        1996
                               --------    --------    --------    --------    --------    --------    --------
                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
  OPERATIONS:
Interest income (fully
  taxable equivalent)........  $  7,517    $  8,214    $ 16,472    $ 15,491    $ 14,601    $ 13,390    $ 12,899
Interest expense.............     3,664       4,107       8,497       7,400       6,948       6,046       5,973
                               --------    --------    --------    --------    --------    --------    --------
Net interest income (fully
  taxable equivalent)........     3,853       4,107       7,975       8,091       7,653       7,344       6,926
Provision for credit
  losses.....................       630         655       1,295       1,061         916         581         508
                               --------    --------    --------    --------    --------    --------    --------
Net interest income after
  provision for credit losses
  (fully taxable
  equivalent)................     3,223       3,452       6,680       7,030       6,737       6,763       6,418
Noninterest income...........     2,850       5,287       9,461       7,366       5,625       4,508       3,918
Noninterest expense..........     4,911       5,211       9,610      10,253       7,847       6,878       6,647
Net income...................  $    672(a) $  2,047(b) $  3,910(c) $  2,476(d) $  2,771(e) $  2,606(f) $  2,144(g)

PER COMMON SHARE:
Basic earnings per share.....  $    .60(a) $   1.88(b) $   3.58(c) $   2.21(d) $   2.48(e) $   2.32(f) $   1.84(g)
Diluted earnings per share...       .60(a)     1.84(b)     3.52(c)     2.16(d)     2.42(e)     2.27(f)     1.81(g)
Weighted average basic shares
  outstanding (in
  millions)..................   1,083.6     1,080.6     1,081.4     1,095.7     1,094.7     1,081.1     1,102.6
Weighted average diluted
  shares outstanding (in
  millions)..................   1,095.2     1,099.5     1,098.7     1,121.5     1,119.7     1,105.0     1,122.0
Book value...................  $  17.47    $  16.25    $  17.31    $  15.92    $  14.78    $  13.43    $  12.28
Cash dividends declared......       .66         .60        1.23        1.11        1.00         .92         .87

RATIO OF EARNINGS TO FIXED
  CHARGES(H):
Excluding interest on
  deposits...................      1.66x       2.76x       2.58x       2.23x       2.65x       3.01x       2.81x
Including interest on
  deposits...................      1.30        1.84        1.75        1.54        1.63        1.70        1.59

CONSOLIDATED BALANCE SHEET --
  AVERAGE BALANCES:
Total assets.................  $213,054    $229,202    $223,887    $223,232    $201,033    $180,769    $173,338
Securities held to
  maturity...................       593       6,384       5,907       7,820       6,636       6,853       7,417
Securities available for
  sale.......................    28,423      28,781      29,391      27,403      24,469      20,117      20,150
Loans and leases, net of
  unearned income............   132,304     142,066     139,518     139,268     130,691     120,841     114,664
Due from brokers/dealers.....     3,918       3,911       3,603       3,240       3,766       2,884       2,179
Interest bearing deposit
  liabilities................    98,314     105,403     102,069     109,756     106,430     100,285      99,256
Short-term borrowings........    21,997      27,235      25,796      26,819      25,389      20,313      18,046
Due to brokers/dealers.......     3,873       5,320       4,829       4,150       4,503       3,463       2,645
Long-term debt(i)............    29,912      30,200      31,191      26,198      13,062       8,880       8,588
Stockholders' equity.........    19,509      17,644      18,134      17,479      16,319      14,671      14,351

                                 SIX MONTHS ENDED
                                     JUNE 30,                          YEARS ENDED DECEMBER 31,
                               --------------------    --------------------------------------------------------
                                 2001        2000        2000        1999        1998        1997        1996
                               --------    --------    --------    --------    --------    --------    --------
                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED RATIOS:
Net interest margin (fully
  taxable equivalent)(j).....      4.24%       4.21%       4.17%       4.19%       4.35%       4.60%       4.51%
Return on average
  assets(j)..................       .64(a)     1.80(b)     1.75(c)     1.11(d)     1.38(e)     1.44(f)     1.24(g)
Return on average common
  stockholders' equity(j)....      6.94(a)    23.90(b)    22.04(c)    14.45(d)    17.51(e)    18.74(f)    15.70(g)
Average stockholders' equity
  to average assets..........      9.16        7.70        8.10        7.83        8.12        8.12        8.28
Tier 1 risk-based capital
  ratio......................      8.47        7.58        8.08        7.15        7.56        8.15        8.73
Total risk-based capital
  ratio......................     12.25       11.50       11.87       11.44       11.65       11.72       12.51
Period-end reserve for credit
  losses to period-end loans
  and leases, net of unearned
  income.....................      2.13        2.04        2.01        1.97        1.98        1.95        2.24
Net charge-offs to average
  loans and leases, net of
  unearned income(j).........       .90%        .85%        .89%        .74%        .67%        .59         .60
Period-end nonperforming
  assets to period-end loans
  and leases and other real
  estate owned, net of
  unearned income............      1.08         .81         .84         .69         .62         .74        1.20

-------------------------

(a) Includes impact of merger-related and restructuring charges ($890 million pre-tax, $561 million post-tax), write-downs taken against the carrying value of the Principal Investing portfolio ($602 million pre-tax, $370 million post-tax) and a loss from the sale of our mortgage banking business ($428 million pre-tax, $285 million post-tax) recorded in the first half of 2001. Also includes impact of gains on branch divestitures associated with the BankBoston merger ($333 million pre-tax, $204 million post-tax) recorded in the first half of 2001.

(b) Includes impact of gain on branch divestitures ($679 million pre-tax, $336 million post-tax) and merger integration costs ($187 million pre-tax, $112 million post-tax) recorded in the first half of 2000.

(c) Includes impact of gain on branch divestitures ($843 million pre-tax, $420 million post-tax) and merger-related and restructuring charges ($249 million pre-tax, $151 million post-tax) recorded in 2000.

(d) Includes impact of merger- and restructuring-related charges and other costs ($1.1 billion pre-tax, $777 million post-tax) recorded in 1999.

(e) Includes impact of merger- and restructuring-related charges and other costs ($220 million pre-tax, $135 million post-tax) recorded in 1998.

(f) Includes impact of merger- and restructuring-related charges ($83 million pre-tax, $54 million post-tax) recorded in 1997.

(g) Includes impact of merger- and restructuring-related charges ($291 million pre-tax, $187 million post-tax) and one-time Savings Association Insurance Fund assessment ($11 million pre-tax, $7 million post-tax) recorded in 1996.

(h) For the purpose of computing the ratio of earnings to fixed charges, "EARNINGS" consist of income before income taxes plus fixed charges, excluding capitalized interest. "FIXED CHARGES" consist of interest on short-term debt and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits.

(i) Amounts include guaranteed preferred beneficial interests in our junior subordinated debentures.

(j) Ratios for the six-month periods are annualized.

                                USE OF PROCEEDS

     We anticipate our net proceeds from the sale of the senior notes, before
expenses, to be $            . We intend to use these net proceeds for general
corporate purposes. Our general corporate purposes may include extending credit to, or funding investments in, our subsidiaries. The precise amounts and the timing of our use of the net proceeds will depend upon our subsidiaries' funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of the senior notes for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries.

                       CERTAIN TERMS OF THE SENIOR NOTES

GENERAL

     The following description of the particular terms of the senior notes supplements the description of the general terms of the senior debt securities set forth under the headings "Description of Debt Securities" in the accompanying prospectus beginning on page 7 and "Senior Debt Securities" in the accompanying prospectus beginning on page 13. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus or the senior indenture referred to in the accompanying prospectus.

     The senior notes are a series of senior debt securities issued under an indenture, dated as of December 6, 1999 (the "senior indenture"), between us and The Bank of New York as trustee (the "trustee"). We will issue the senior notes in fully registered form and in denominations of $1,000 and integral multiples of $1,000. The senior indenture and the senior notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles of that state.

     The courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York will have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with the senior notes.

     The senior notes will bear interest at the rate of      % per annum.
Interest on the senior notes will accrue from and including November , 2001 to but excluding the maturity date or earlier redemption date, if applicable. We will pay interest on the senior notes at maturity, upon earlier tax redemption,
if applicable, and semiannually in arrears on the      day of           and
          of each year, beginning                . Interest will be paid to the
person in whose names the senior notes are registered at the close of business
on the preceding          and          (the "record date").

     We will compute interest on the senior notes on the basis of a 360-day year of twelve 30-day months. If an interest payment date, a redemption date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be.

     We will make all principal and interest payments on the senior notes in immediately available funds. All sales of the senior notes, including secondary market sales, will settle in immediately available funds.

     Other than as discussed below under "Redemption for Tax Reasons," the senior notes are not redeemable prior to maturity and will not be entitled to any sinking fund. We will redeem the senior notes at maturity at par.

PAYMENTS OF ADDITIONAL AMOUNTS

     Subject to the exceptions and limitations set forth below, we will pay as additional interest on the senior notes additional amounts so that the net payment of the principal of and interest on the senior notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no withholding or deduction been required.

     Our obligation to pay additional amounts shall not apply:

          (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

             (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

             (b) having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

             (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

             (d) being or having been a "10-percent shareholder" of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

             (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;

          (2) to any holder that is not the sole beneficial owner of the senior notes, or a portion of the senior notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the senior notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

          (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any senior notes, if such payment can be made without such withholding by any other paying agent; or

          (8) in the case of any combination of items (1), (2), (3), (4), (5),
     (6) and (7).

     The senior notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the senior notes. Except as specifically provided under this heading and under the heading "-- Redemption for Tax Reasons," we shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

     As used under this heading and under the heading "-- Redemption for Tax Reasons", the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be United States persons. "Non-United States persons" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

     If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "-- Payments of Additional Amounts" with respect to the senior notes, then we may at our option redeem, in whole, but not in part, the senior notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those senior notes to the date fixed for redemption.

FUTURE ISSUES

     We may, without the consent of the holders of senior notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the senior notes. Any additional notes having such similar terms, together with the senior notes, will constitute a single series of notes under the senior indenture.

BOOK-ENTRY SYSTEM

     The senior notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository" or "DTC") and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Investors may elect to hold interests in the Global Notes through either the Depository or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream, Luxembourg's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. The Chase Manhattan Bank will act as depositary for Euroclear and Citibank, N.A. will act as depositary for Clearstream, Luxembourg (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or a successor of the Depository or its nominee.

     Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to senior notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including United States Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, "CSSF", which supervises Luxembourg banks. Clearstream, Luxembourg's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers, dealers and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream,

Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Morgan Guaranty Trust Company of New York as the Operator of the Euroclear System (MGT/EOC) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and MGT/EOC.

     Distributions with respect to the senior notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

     So long as the senior notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, we will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent") and the holders of the senior notes will be able to receive payments on the senior notes and effect transfers of the senior notes at the offices of the Luxembourg Paying and Transfer Agent.

     Title to book-entry interests in the senior notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream, Luxembourg or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the senior notes may be transferred within Euroclear and within Clearstream, Luxembourg and between Euroclear and Clearstream, Luxembourg in accordance with procedures established for these purposes by Euroclear and Clearstream, Luxembourg. Book-entry interests in the senior notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the senior notes between Euroclear and Clearstream, Luxembourg and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream, Luxembourg and DTC.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the senior notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds. Secondary market trading between Euroclear Participants and/or Clearstream, Luxembourg participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected by the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depository to take action to effect final settlement on its behalf by delivering or receiving senior notes to or from the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear Participants and Clearstream, Luxembourg participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of senior notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such senior notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of senior notes by or through a Euroclear Participant or a Clearstream, Luxembourg participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in the Depository.

     Although the Depository, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of senior notes among participants of the Depository, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

ISSUANCE OF DEFINITIVE NOTES

     Individual certificates in respect of senior notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If Euroclear, Clearstream, Luxembourg or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream, Luxembourg or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the senior notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

     Senior notes issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples of $1,000. You may transfer the definitive senior notes in whole or in part in $1,000 denominations by presenting them for registration to the registrar at its New York office or to the Luxembourg transfer agent, which will be Banque International a Luxembourg S.A. ("Luxembourg Transfer Agent"), at its office. Senior notes presented for registration must be duly endorsed by you or your attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by you or your attorney duly authorized in writing. In the case of a partial transfer of a definitive senior note, the registrar or Luxembourg Transfer Agent will return to the holder definitive senior notes representing the denomination of senior notes not transferred. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any full or partial exchange or registration of transfer of definitive senior notes.

     If we issue definitive senior notes:

     - principal of and interest on the senior notes will be payable in the manner described below;

     - the transfer of the senior notes will be registrable; and

     - the senior notes will be exchangeable for senior notes bearing identical terms and provisions.

     If we issue definitive senior notes, we will do so at the office of The Bank of New York, the paying agent and registrar for the senior notes, including any successor paying agent and registrar for the senior notes, currently located at 48 Wall Street, New York, New York 10005 and at the office of Banque International a Luxembourg S.A., as the Luxembourg paying agent (the "Luxembourg Paying Agent"), currently located at 69, route dEsch, L-2953 Luxembourg. We will maintain a Luxembourg Transfer Agent and a Luxembourg Paying Agent as long as the senior notes are listed on the Luxembourg Stock Exchange.

     We may pay interest on definitive senior notes, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the record date corresponding to the relevant interest payment date.

     Notwithstanding the foregoing, DTC, as holder of the senior notes, or a holder of more than $1 million in aggregate principal amount of notes in definitive form, may require the paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions. The paying agent must receive these instructions not less than ten days prior to the applicable interest payment date.

     The paying agent or the Luxembourg Paying Agent, as the case may be, will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation and surrender of a senior note at the office of the paying agent or the Luxembourg Paying Agent.

NOTICES TO HOLDERS

     Application has been made to list the senior notes on the Luxembourg Stock Exchange. Notices to holders of the senior notes will be given at least once by publication in one daily newspaper in the English language of general circulation in London (which is expected to be the Financial Times), and, so long as the senior notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, in a daily newspaper of general circulation in Luxembourg (which is expected to be Luxemburger Wort). The notices will be deemed to have been given on the date of such publication or, if published more than once, on the date of the first publication.

                   MATERIAL UNITED STATES TAX CONSIDERATIONS

     Our counsel, Edwards & Angell, LLP, has prepared the following summary which describes the material United States federal income tax consequences of the ownership and disposition of senior notes to initial holders of the senior notes purchasing the senior notes at the public offering price set forth on the cover page of this prospectus supplement. The discussion below is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. These statements address only the tax consequences to initial holders holding senior notes as capital assets within the meaning of section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding senior notes in connection with a hedging transaction, "straddle," conversion transaction, or other integrated transaction, traders in securities that elect to mark to market, or holders liable for alternative minimum tax. Persons considering the purchase of the senior notes should consult their tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdictions, to their particular situations.

     As used in this prospectus supplement, a "United States Holder" of a senior note means a beneficial owner that is for United States federal income tax purposes:

     - a citizen or resident of the United States,

     - a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia,

     - an estate the income of which is subject to United States federal income taxation regardless of its source, or,

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     As used in this prospectus supplement, the term "United States Alien Holder" means a beneficial owner of a senior note that is not a United States Holder.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     PAYMENTS OF INTEREST. Interest on a senior note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

     SALE, EXCHANGE OR RETIREMENT. Upon the sale, exchange or retirement of a senior note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement of the senior note and the holder's adjusted tax basis in the senior note. A United States Holder's adjusted tax basis in a senior note will generally equal the cost of the senior note to the holder. The amount realized excludes any amounts attributable to interest accrued between interest payment dates which will be includible in income as interest in accordance with the United States Holder's method of accounting if not previously included in income. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, or retirement the senior note has been held for more than one year.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

     Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

          A. payments of principal, interest and premium and the senior notes by us or our paying agent to any United States Alien Holder will be exempt from the 30% United States federal withholding tax, provided that the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, the holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

          B. a United States Alien Holder of a senior note will not be subject to United States federal income tax on gain realized on the sale, exchange, or retirement of the senior note, unless the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or the gain is effectively connected with the holder's conduct of a trade or business in the United States; and

          C. a senior note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of the individual's death, payments with respect to the senior note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

     The certification requirement referred to in sub-paragraph (A) will be fulfilled if the beneficial owner of a senior note certifies on Internal Revenue Service ("IRS") Form W-8BEN, or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files IRS Form W-8BEN, or other successor form with the withholding agent or (ii) in the case of a senior note held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN, or other successor form from the holder and furnishes the withholding agent with a copy of those forms. Unless a foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will generally be required to provide an intermediary IRS Form W-8IMY or other successor form and the appropriate certification by each partner. Prospective investors should consult their tax advisers regarding possible additional reporting requirements.

     If a United States Alien Holder of a senior note is engaged in a trade or business in the United States, and if interest on the senior note (or gain realized on its sale, exchange, or other disposition) is effectively connected with the conduct of its trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on its effectively connected income, generally in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI, or other successor form to claim an exemption from withholding tax. In addition, if a United States Alien Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium, and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     Information reporting and backup withholding will not apply to payments made on a senior note if the certifications described above are received, provided that we or our paying agent does not have actual knowledge that the payee is a United States person.

     Under current Treasury regulations, payments on the sale, exchange, or other disposition of a senior note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes,
(iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, (iv) a foreign partnership with certain connections to the United States, or (v) a United States branch of a foreign bank or foreign insurance company, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement, dated
November   , 2001 (the "Underwriting Agreement"), among us and the underwriters, for whom Credit Suisse First Boston Corporation, Bear Stearns & Co. Inc. and Fleet Securities, Inc. are acting as Joint Book Runners and representatives (collectively, the "Underwriters"), we have agreed to sell to each of the Underwriters, and each of the Underwriters has severally agree to purchase, the respective principal amount of senior notes set forth after their names below.

UNDERWRITER                                                   PRINCIPAL AMOUNT
-----------                                                   ----------------
Credit Suisse First Boston Corporation......................   $
Bear, Stearns & Co. Inc. ...................................
Fleet Securities, Inc. .....................................
Keefe, Bruyette & Woods, Inc................................
Sandler O'Neill & Partners, L.P. ...........................
Blaylock & Partners, L.P. ..................................
Guzman & Company............................................
Muriel Siebert & Co., Inc. .................................
Utendahl Capital Partners, L.P. ............................
The Williams Capital Group, L.P.  ..........................
                                                               --------------
          Total.............................................   $1,000,000,000
                                                               ==============

     We have been advised by the Underwriters that they propose initially to offer the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that
price less a concession not in excess of      % of the principal amount of the
senior notes. The Underwriters may allow, and these dealers may reallow, a
concession to certain other dealers not in excess of      % of the principal
amount of the senior notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

     Although application will be made to list the senior notes on the Luxembourg Stock Exchange, the senior notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the senior notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the senior notes may not be liquid.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the senior notes if any are purchased.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the senior notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the senior notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the senior notes or preventing or retarding a decline in the market price of the senior notes. As a result the price of the senior notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Luxembourg Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     The Underwriters and their respective associates and affiliates may be customers of, engage in transactions with, and perform investment banking and other financial services (including commercial lending) for us and our subsidiaries in the ordinary course of business. Fleet Securities, Inc., one of our wholly-owned subsidiaries, is acting as one of the Underwriters. When a member of the National Association of Securities Dealers, Inc. ("NASD") such as Fleet Securities participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with applicable provisions of the NASD's Conduct Rule 2720 ("CR 2720"). We are considered to be an "affiliate" (as such term is defined in CR 2720) of Fleet Securities. Our offer and sale of the senior notes will comply with the applicable requirements of CR 2720 regarding the underwriting of securities of affiliates. No NASD member participating in the offering of the senior notes will execute a transaction in the senior notes in a discretionary account without the prior written specific approval of the member's customer.

     This prospectus supplement and the accompanying prospectus may be used by Fleet Securities in connection with offers and sales related to secondary market transactions in the senior notes. Fleet Securities may act as principal or agent in those transactions. Those sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     The Underwriting Agreement provides that we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect of those liabilities.

                             OFFERING RESTRICTIONS

     The senior notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

     Each of the Underwriters has agreed that it will not offer, sell, or deliver any of the senior notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the senior notes, in or from any jurisdiction except under circumstances that will, to the best of the Underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the Underwriting Agreement.

     You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the senior notes. These taxes and charges are in addition to the issue price set forth on the cover page.

UNITED KINGDOM

     Each Underwriter has represented and agreed that it and each of its affiliates:

     - has not offered or sold and, prior to the expiry of the period of six months from the time of closing, will not offer or sell any of the senior notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended;

     - has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom; and

     - has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the senior notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom those documents may otherwise lawfully be issued or passed on.

GERMANY

     In connection with the initial placement of senior notes in Germany, each of the Underwriters has represented and agreed that it has not offered or sold and it will not offer or sell senior notes in Germany other than in compliance with the Securities Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of 13th December, 1990 as amended or any other law applicable in Germany governing the issue, offering and sale of securities.

THE NETHERLANDS

     Each of the Underwriters has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any senior notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

THE REPUBLIC OF FRANCE

     Each of the Underwriters has represented and agreed that the senior notes are being issued outside of France, and that it, in connection with the initial distribution of the senior notes, has not offered or sold and will not offer or sell senior notes in France, and that it has not distributed and will not distribute or cause to be distributed in France this prospectus supplement and accompanying prospectus or any other offering material relating to the senior notes.

JAPAN

     The senior notes have not been and will not be registered under the Securities and Exchange Law of Japan and each of the Underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the senior notes in or to or for the benefit of residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan. The term "resident of Japan" as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

HONG KONG

     Each of the Underwriters and each of its affiliates has represented and agreed that: (a) it has not offered or sold, and it will not offer or sell, the senior notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong), and (b) unless it is a person permitted to do so under the securities laws of Hong Kong, it has not issued or had in its possession and will not issue or have in its possession for the purpose of issue any advertisement, invitation or document relating to the senior notes other than with respect to senior notes intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

                          NOTICE TO CANADIAN RESIDENTS

  Resale Restrictions

     The distribution of the senior notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of senior notes are made. Any resale of the senior notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the senior notes.

  Representations of Purchasers

     By purchasing senior notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the senior notes without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

  Rights of Action (Ontario Purchasers)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  Enforcement of Legal Rights

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

  Taxation and Eligibility for Investment

     Canadian purchasers of senior notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the senior notes in their particular circumstances and about the eligibility of the senior notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL OPINIONS

     The validity of the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110-1800. Certain legal matters will be passed upon for the Underwriters by Sidley Austin Brown & Wood LLP, 875 Third Avenue, New York, New York 10022.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our Current Report on Form 8-K dated May 4, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                        LISTING AND GENERAL INFORMATION

     1. Application will be made to list the senior notes on the Luxembourg Stock Exchange. In connection with the listing application, the Restated Articles of Incorporation, as amended, and By-Laws of FleetBoston Financial Corporation and a legal notice (Notice Legale) relating to the issuance of the senior notes will have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents may be examined and copies may be obtained on request.

     2. Copies of the Restated Articles of Incorporation, as amended, and By-Laws of FleetBoston, annual, quarterly and current reports of FleetBoston and the indenture governing the terms of the senior notes will be available for inspection at the office of the Paying Agent in Luxembourg during the term of the senior notes. In addition, copies of these reports may be obtained at the Paying Agent's office.

     3. The independent certified public accountants of FleetBoston are PricewaterhouseCoopers LLP.

     4. The resolutions relating to the sale and issuance of the senior notes were adopted by the Board of Directors of FleetBoston on April 18, 2000.

     5. Except as disclosed in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, there has been no material adverse change in the consolidated financial position of FleetBoston and its subsidiaries since the date of the last audited financial statements. FleetBoston is not involved in, and has no knowledge of any threat of, any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue of the senior notes.

     6. The senior notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The common code assigned to the senior notes is
           . The International Security Identification Number (ISIN) allocated
to the senior notes is                . The CUSIP number assigned to the senior
notes is            .

PROSPECTUS

                         [FLEET BOSTON FINANCIAL LOGO]

                       FLEETBOSTON FINANCIAL CORPORATION

FleetBoston Financial Corporation may offer and sell --

--   Debt Securities

--   Warrants

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

A security is not a deposit and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 30, 2000.

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

     We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

     - This prospectus, which provides general information, some of which may not apply to your securities;

     - the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

     - if necessary, a pricing supplement, which describes the specific terms of your securities.

     IF THE TERMS OF YOUR SECURITIES VARY BETWEEN THE PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE FOLLOWING ORDER OF PRIORITY:

     - THE PRICING SUPPLEMENT, IF ANY;

     - THE PROSPECTUS SUPPLEMENT; AND

     - THE PROSPECTUS.

     We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

                            ------------------------

     Unless indicated in the applicable prospectus supplement, neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
About This Prospectus..............    2
Where You Can Find More Informa-
  tion.............................    2
Forward-looking Statements.........    4
FleetBoston Financial
  Corporation......................    5
Consolidated Ratios of Earnings to
  Fixed Charges....................    5
Use of Proceeds....................    6
Regulation and Supervision.........    6
  Recent Legislation...............    7
  Future Legislation...............    7
Description of Debt Securities.....    7
  General..........................    8
  Registration and Transfer........    9
  Payment and Place of Payment.....    9
  Global Securities................   10
  Events of Default................   10
  Modification and Waiver..........   11
  Consolidation, Merger and Sale of
     Assets........................   12

                                     PAGE
                                     ----
  Regarding the Trustee............   12
  International Offering...........   13
Senior Debt Securities.............   13
  Restrictive Covenants............   13
  Defeasance.......................   14
Subordinated Debt Securities.......   15
  Subordination....................   15
  Restrictive Covenants............   16
Description of Warrants............   17
  Offered Warrants.................   17
  Further Information in Prospectus
     Supplement....................   17
  Significant Provisions of the
     Warrant Agreements............   18
Plan of Distribution...............   20
Experts............................   21
Legal Opinions.....................   21

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "SEC," utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the debt securities or warrants described in this prospectus in one or more offerings up to a total dollar amount of $3,951,868,750. We may also sell other securities under the registration statement that will reduce the total dollar amount of securities that we may sell under this prospectus. This prospectus provides you with a general description of the debt securities or warrants we may offer. Each time we sell debt securities or warrants, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "FLEETBOSTON," "WE," "US," "OUR" or similar references mean FleetBoston Financial Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers, among other securities, the offer and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549
                           Northeast Regional Office
                              7 World Trade Center
                                   Suite 1300
                            New York, New York 10048

                            Midwest Regional Office
                            500 West Madison Street
                                   Suite 1400
                          Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is:

                                 http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Boston Stock Exchange, 100 Franklin Street, Boston, Massachusetts 02110.

     The SEC allows us to "INCORPORATE BY REFERENCE" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

     This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

                    SEC FILINGS                                            PERIOD
                    -----------                                            ------
Annual Report on Form 10-K..........................    Year ended December 31, 1999, as filed on
                                                        March 9, 2000
Quarterly Report on Form 10-Q.......................    Quarter ended March 31, 2000, as filed on May
                                                        15, 2000
The description of FleetBoston common stock set
  forth in the FleetBoston registration statement
  filed by Industrial National Corporation
  (predecessor to FleetBoston) on Form 8-B dated May
  29, 1970, and any amendment or report filed for
  the purpose of updating that description; and
Current Reports on Form 8-K.........................    Filed:
                                                        -January 12, 2000
                                                        -February 2, 2000, as amended by a Form 8-K/A
                                                         filed March 9, 2000
                                                        -March 9, 2000
                                                        -April 20, 2000

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date we sell all of the debt securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Investor Relations Department
                       FleetBoston Financial Corporation
                          P.O. Box 2016, MA DE 10034F
                        Boston, Massachusetts 02106-2016
                                 (617) 434-7858

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including information included or incorporated by reference, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

     - general political and economic conditions, either domestically or internationally or in the states in which we are doing business, may be less favorable than expected;

     - interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, the level of personal and corporate customers' bankruptcies, and inflation, may be greater than expected;

     - competitive product and pricing pressures among financial services organizations may increase significantly;

     - legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry, may adversely affect our business;

     - technological changes, including the impact of the Internet on our business, may be more difficult or expensive than anticipated;

     - expected cost savings and revenue enhancements from mergers and acquisitions, including our merger with BankBoston Corporation, may not be fully realized or may not be realized within the expected time frame;

     - the level of costs or difficulties related to the integration of acquired businesses, including our merger with BankBoston, may be greater than expected; and

     - the negative impact of the divestitures completed or to be completed in connection with our merger with BankBoston may be greater than expected.

                       FLEETBOSTON FINANCIAL CORPORATION

     We are a diversified financial services company offering a comprehensive array of innovative financial solutions to approximately 20 million customers in more than 20 countries. Among our key lines of business are:

     - Global Banking and Financial Services -- includes investment services, corporate and investment banking, international banking, principal investing, retail brokerage and investment banking;

     - Commercial and Retail Banking -- includes domestic retail banking to consumer and small business customers, community development banking, and domestic commercial banking operations, including middle market and asset-based lending, leasing, cash management, trade finance and government banking services; and

     - National Consumer Group -- includes mortgage banking, credit card services and student loan processing.

     On October 1, 1999, we completed the merger of BankBoston into us. In connection with obtaining regulatory approvals for the merger, the Federal Reserve Board and the United States Department of Justice required us to agree to divest approximately $13 billion of deposits and $9 billion of loans from the combined company, which is expected to result in an annualized reduction of net income of approximately $160 million. On March 24, 2000, we completed the first phase of these divestitures, involving approximately $4 billion of deposits and approximately $3.6 billion of loans located primarily in Rhode Island and Connecticut. We expect to complete the remaining phases of the divestitures later in 2000.

     All financial information set forth in this prospectus and the accompanying prospectus supplement has been restated for all periods to give effect to the BankBoston merger. Because the divestitures will not be significant to us, the financial information has not been adjusted to show the effects of the divestitures.

     At March 31, 2000, our total assets on a consolidated basis were $187.8 billion, our consolidated total deposits were $109.2 billion and our consolidated total stockholders' equity was $15.0 billion. Based on total assets, we are the eighth largest financial holding company in the United States.

     Our principal office is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 346-4000.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges were as follows for the five most recent fiscal years and the three months ended March 31, 2000:

                                  THREE MONTHS ENDED
                                      MARCH 31,               YEAR ENDED DECEMBER 31,
                                  ------------------    ------------------------------------
                                         2000           1999    1998    1997    1996    1995
                                  ------------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed
  Charges:
  Excluding Interest on
     Deposits...................         2.85x          2.18x   2.62x   3.00x   2.79x   1.91x
  Including Interest on
     Deposits...................         1.91           1.53    1.62    1.72    1.61    1.39

-------------------------

     For the purpose of computing the ratio of earnings to fixed charges, "EARNINGS" consist of income before income taxes plus fixed charges, excluding capitalized interest. "FIXED CHARGES" consist of interest on short-term debt and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of that expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement, pricing supplement or term sheet relating to a specific issue of securities. Our general corporate purposes may include extending credit to, or funding investments in, our subsidiaries. The precise amounts and the timing of our use of the net proceeds will depend upon our subsidiaries' funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries.

                           REGULATION AND SUPERVISION

     As a financial holding company, we are subject to inspection, examination and supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act (the "GLB Act"), which is discussed below under "-- Recent Legislation." Our banking subsidiaries are subject to extensive supervision, examination and regulation by various bank regulatory authorities and other governmental agencies in the states and countries where we and our subsidiaries operate. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, there are various statutory and regulatory limitations on the extent to which our banking subsidiaries can finance or otherwise transfer funds to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to us or a nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to us and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

     In addition, there are regulatory limitations on the payment of dividends directly or indirectly to us from our banking subsidiaries. Under applicable banking statutes, at December 31, 1999, our banking subsidiaries could have declared additional dividends of approximately $1.4 billion without prior regulatory approval. Federal and state regulatory agencies also have the authority to limit further our banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

     Under the policy of the Federal Reserve Board, we are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where we might not do so absent such policy. In addition, any subordinated loans by us to any of our subsidiary banks would also be subordinate in right of payment to depositors and obligations to other creditors of such subsidiary bank. Further the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that in the event of our bankruptcy any commitment by us to our regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries, and specific information relevant to us, refer to our Annual Report on Form 10-K for the year ended December 31, 1999 and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

RECENT LEGISLATION

     The GLB Act, enacted in 1999, eliminates many of the restrictions placed on the activities of certain qualified bank holding companies. A bank holding company that qualifies as a "financial holding company" can expand into a wide variety of financial services, including securities activities, insurance, and merchant banking without the prior approval of the Federal Reserve Board. Our election to become a "financial holding company," which we filed with the Federal Reserve Board, became effective on March 13, 2000.

     Banks are also authorized by the GLB Act to engage, through "financial subsidiaries," in certain activities that are permissible for a financial holding company and other activities that its applicable regulators deem to be financial in nature or incidental to any such financial activity. The authority of a bank to invest in a financial subsidiary is subject to a number of conditions.

     The GLB Act also contains a number of other provisions that will affect our operations and the operations of all financial institutions. At this time we are unable to predict the impact the GLB Act may have upon our or our subsidiaries' financial condition or results of operations.

FUTURE LEGISLATION

     Changes to the laws and regulations in the states and countries where we and our subsidiaries do business can affect the operating environment of financial holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon our or our subsidiaries' financial condition or results of operations.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the senior debt securities under an indenture dated as of December 6, 1999, the "SENIOR INDENTURE," between us and The Bank of New York as senior trustee. We will issue the subordinated debt securities under an indenture dated as of December 6, 1999, the "SUBORDINATED INDENTURE," between us and The Bank of New York as subordinated trustee. A copy of each of the indentures are exhibits to the registration statement which contains this prospectus.

     In the following summaries, we describe the general terms and provisions of the debt securities to be offered by any prospectus supplement. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in the prospectus supplement relating to those offered securities. The following summaries of all material terms of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures, including the definitions of terms.

     The senior debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured and will be subordinated to all of our existing and future senior indebtedness and other financial obligations, as described under "Subordinated Debt Securities -- Subordination" beginning on page 15.

GENERAL

     We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. We expect from time to time to incur additional indebtedness which may be senior to the debt securities. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. The debt securities will not be secured.

     We may issue debt securities upon the satisfaction of conditions contained in the indentures, including the delivery to the applicable trustee of a resolution of our board of directors and a certificate of an authorized officer that fixes or establishes the terms of the debt securities being issued. Any resolution or officer's certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

     - the title and series designation;

     - the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities which may be issued under the applicable indenture;

     - the principal amount payable, whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method which may be calculated, without limitation, with reference to the value of currencies, securities or baskets of securities, commodities, indices or other measurements to which any such amount payable is linked, and whether the debt securities will be issued as original issue discount securities (as defined below);

     - the date or dates on which the principal of the debt securities is payable;

     - any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

     - the date from which any interest will accrue;

     - any interest payment dates;

     - whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination if different from that summarized in this prospectus;

     - the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

     - the stated maturity date;

     - whether the debt securities are to be issued in global form;

     - any sinking fund requirements;

     - any provisions for redemption, the redemption price and any remarketing arrangements;

     - the minimum denominations;

     - whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

     - information with respect to book-entry procedures;

     - the place or places where payments or deliveries on the debt securities will be made and the debt securities may be presented for registration of transfer or exchange;

     - whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

     - whether, and the terms and conditions relating to when, we may satisfy all or part of our obligations with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions, or any interest payment, by delivering to the holders of the debt securities, other securities, which may or may not be issued by us, or a combination of cash, securities and/or property, "MATURITY CONSIDERATION";

     - the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus; and

     - any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

     Please see the accompanying prospectus supplement, pricing supplement or the terms sheet you have received or will receive for the terms of the specific debt securities we are offering. We may deliver this prospectus before or concurrently with the delivery of a terms sheet. We may issue debt securities under the indentures upon the exercise of warrants to purchase debt securities. See "Description of Warrants." Nothing in the indentures or in the terms of the debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

     Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

     Debt securities may be issued as "ORIGINAL ISSUE DISCOUNT SECURITIES" which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. In the event that the maturity of any original issue discount security is accelerated, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the applicable prospectus supplement, the terms of the security and the relevant indenture, but will be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable prospectus supplement, we will issue each series of debt securities in registered form only, without coupons. The indentures, however, provide that we may also issue debt securities in bearer form only, or in both registered and bearer form. If debt securities are issued in bearer form, the prospectus supplement will contain additional provisions that apply to those debt securities.

     Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the trustee according to the terms of the applicable indenture. In no event, however, will debt securities in registered form be exchangeable for debt securities in bearer form.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities issued in fully registered form will be issued without coupons and in denominations of $1,000 or integral multiples of $1,000.

     No service charge will be made for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

PAYMENT AND PLACE OF PAYMENT

     We will pay or deliver principal, maturity consideration and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

GLOBAL SECURITIES

     Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

EVENTS OF DEFAULT

     The following are events of default under the indentures with respect to debt securities of any series:

     - default in the payment of any principal or premium on debt securities of that series when due;

     - default in the payment of any interest on debt securities of that series when due, which continues for 30 days;

     - default in the delivery or payment of the maturity consideration on debt securities of that series when due;

     - default in the deposit of any sinking fund payment on debt securities of that series when due;

     - default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the debt securities of that series, which continues for 60 days after written notice;

     - specified events in bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to debt securities of that series.

     If an event of default occurs and is continuing for any series of senior debt securities, the senior trustee or the holders of at least 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, to be due and payable or deliverable immediately.

     The subordinated trustee and the holders of subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities upon the occurrence of any of the events of default described above except in the case of certain events relating to bankruptcy, insolvency or reorganization. There is no right of acceleration in the case of a default in the performance of any covenant with respect to the subordinated debt securities, including the payment of interest and principal or the delivery of the maturity consideration.

     At any time after the trustee or the holders have accelerated a series of debt securities, but before the senior trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount or issue price of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

     The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

     - in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

     - in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

     The holders of a majority in principal amount or issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

     Unless otherwise stated in the applicable prospectus supplement, any series of debt securities issued under any indenture will not have the benefit of any cross-default provisions with any of our other indebtedness.

     A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

     - that holder previously gives to the trustee written notice of a continuing event of default with respect to debt securities of that series;

     - the holders of not less than 25% in aggregate principal amount or issue price of the outstanding debt securities of that series also will have made written request and offered the trustee indemnity satisfactory to the trustee to institute that proceeding as trustee;

     - the trustee will not have received from the holders of a majority in principal amount or issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

     - the trustee will have failed to institute the proceeding within 60 days.

     However, any holder of a debt security has the absolute right to institute suit for any defaulted payment after the due dates for payment under that debt security.

     We are required to furnish to the trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

MODIFICATION AND WAIVER

     We and the applicable trustee may amend and modify each indenture with the consent of holders of at least 66 2/3% in principal amount or issue price of each series of debt securities issued under that indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

     - change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, any debt security issued under that indenture;

     - reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the redemption of any debt security issued under that indenture;

     - reduce the amount of principal or maturity consideration of an original issue discount security issued under that indenture payable upon acceleration of its maturity;

     - change the place or currency of payment of principal or maturity consideration of, or any premium or interest on, any debt security issued under that indenture;

     - impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

     - reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

     - reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to waive any past default.

     The holders of at least a majority in principal amount or issue price of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under "-- Events of Default" beginning on page 10.

     We and the trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

     - to evidence the succession of another person to us;

     - to add to our covenants for the benefit of the holders of all or any series of securities;

     - to add events of default;

     - to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

     - to change or eliminate any of the provisions of the applicable indenture, so long as any such change or elimination will become effective only when there is no outstanding security of any series which is entitled to the benefit of that provision;

     - to establish the form or terms of debt securities of any series;

     - to evidence and provide for the acceptance of appointment by a successor trustee;

     - to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect under that indenture;

     - to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or

     - to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

     - the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

          - pay or deliver the principal or maturity consideration of, and any premium, or interest on, the debt securities; and

          - perform and observe all of our other obligations under the indentures, and

     - we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

     Neither of the indentures provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

REGARDING THE TRUSTEE

     We maintain banking relations with the trustee. In addition, our banking subsidiaries maintain deposit accounts and correspondent banking relations with the trustee.

     The occurrence of any default under either the senior indenture, the subordinated indenture or the indenture between us and the trustee relating to our junior subordinated debentures, which may also be issued under the registration statement, could create a conflicting interest for the trustee under the Trust Indenture Act. If such default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the trustee would generally be required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture, or with respect to the junior subordinated debentures issued to certain Delaware statutory business trusts of ours under a separate indenture. In the event of the trustee's resignation, we are required to promptly appoint a successor trustee with respect to the affected securities.

     The Trust Indenture Act also imposes certain limitations on the right of the trustee, as a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that if it acquires a conflicting interest within the meaning of
Section 310 of the Trust Indenture Act, it must generally either eliminate such conflict or resign.

INTERNATIONAL OFFERING

     If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities may be issued in bearer form and will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

     We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States (1) may be subject to certain selling restrictions, (2) may be listed on one or more foreign stock exchanges and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

                             SENIOR DEBT SECURITIES

     The senior debt securities will be our direct, unsecured obligations and will rank pari passu with all of our other outstanding senior indebtedness.

RESTRICTIVE COVENANTS

     DISPOSITION OF VOTING STOCK OF CERTAIN SUBSIDIARIES. We may not sell or otherwise dispose of, or permit the issuance of, any voting stock or any security convertible or exercisable into voting stock of a "principal constituent bank" of ours or any subsidiary of ours which owns a controlling interest in a principal constituent bank. A "PRINCIPAL CONSTITUENT BANK" is defined in the senior indenture as Fleet National Bank and any other of our majority-owned banking subsidiaries designated as a principal constituent bank. Any designation of a banking subsidiary as a principal constituent bank with respect to senior debt securities of any series will remain effective until the senior debt securities of that series have been repaid. As of the date of this prospectus, no banking subsidiaries other than Fleet National Bank have been designated as principal constituent banks with respect to any series of debt securities.

     This restriction does not apply to dispositions made by us or any subsidiary:

     - acting in a fiduciary capacity for any person other than us or any subsidiary;

     - to us or any of our wholly-owned subsidiaries;

     - if required by law for the qualification of directors;

     - to comply with an order of a court or regulatory authority;

     - in connection with a merger of, or consolidation of, a principal constituent bank with or into a wholly-owned subsidiary or a majority-owned banking subsid-iary, as long as we hold, directly or indirectly, in the entity surviving that merger or consolidation, not less than the percentage of voting stock we held in the principal constituent bank prior to that action;

     - if that disposition or issuance is for fair market value as determined by our board of directors, and, if after giving effect to that disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own directly not less than 80% of the voting stock of that principal constituent bank or any subsidiary which owns a principal constituent bank;

     - if a principal constituent bank sells additional shares of voting stock to its stockholders at any price, if, after that sale, we hold directly or indirectly not less than the percentage of voting stock of that principal constituent bank we owned prior to that sale; or

     - if we or a subsidiary pledges or creates a lien on the voting stock of a principal constituent bank to secure a loan or other extension of credit by a majority-owned banking subsidiary subject to Section 23A of the Federal Reserve Act.

     LIMITATION UPON LIENS ON CERTAIN CAPITAL STOCK. We may not at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon:

     - any shares of capital stock of any principal constituent bank, other than directors' qualifying shares; or

     - any shares of capital stock of a subsidiary which owns capital stock of any principal constituent bank.

     This restriction does not apply to:

     - liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books adequate reserves to cover the contested amount; or

     - the lien of any judgment, if that judgment is discharged, or stayed on appeal or otherwise, within 60 days.

DEFEASANCE

     We may terminate or "defease" our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

     - depositing irrevocably with the senior trustee an amount which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

               - in the case of senior debt securities denominated in U.S.
                 dollars, U.S. dollars or U.S. government obligations;

               - in the case of senior debt securities denominated in a foreign currency, money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

               - a combination of money and U.S. government obligations or foreign government obligations;

     - delivering:

               - an opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

               - if the senior debt securities of that series are then listed on the New York Stock Exchange, an opinion of counsel that those senior debt securities will not be delisted as a result of the exercise of this defeasance option;

               - an opinion of counsel as to certain other matters; and

               - officers' certificates certifying as to compliance with the senior indenture and other matters;

     - no event of default under the senior indenture may exist or be caused by the defeasance;

     - the defeasance will not cause an event of default under any of our other agreements or instruments; and

     - we will have paid all other amounts due and owing under the senior indenture.

                          SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will be our direct, unsecured obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank equal with all of our outstanding subordinated indebtedness that is not specifically stated to be junior to the subordinated debt securities.

SUBORDINATION

     The subordinated debt securities will be subordinated in right of payment to all "senior indebtedness," as defined below. In certain events of insolvency, payments on the subordinated debt securities will also be effectively subordinated in right of payment to all "other financial obligations," as defined below. In certain circumstances relating to our liquidation, dissolution, winding up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities. If, after all payments have been made to the holders of senior indebtedness, (A) there are amounts available for payment on the subordinated debt securities and (B) any person entitled to payment according to the terms of our other financial obligations, as defined on page 16, has not received full payment, then amounts available for payments on the subordinated debt securities will first be used to pay in full those other financial obligations before we may make any payment on the subordinated debt securities. This obligation to pay over these excess amounts does not exist for any of our "EXISTING SUBORDINATED INDEBTEDNESS" issued prior to November 30, 1992.

     In the event of the acceleration of the maturity of any debt securities, we will have to repay all senior indebtedness and other financial obligations before we can make any payment on the subordinated debt securities.

     In addition, we may make no payment on the subordinated debt securities in the event:

     - there is a default in any payment or delivery with respect to any senior indebtedness; or

     - there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness.

     By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. By reason of the obligation of the holders of subordinated debt securities to pay over any amount remaining after payment of senior indebtedness to persons in respect of our other financial obligations, in the event of insolvency, holders of our existing subordinated indebtedness may recover more, ratably, than the holders of subordinated debt securities.

     Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, "SENIOR INDEBT-

EDNESS" is defined in the subordinated indenture as:

     - the principal of, premium, if any, and interest on all of our "indebtedness for money borrowed," as defined below, except (A) existing subordinated indebtedness and other subordinated debt securities issued under the subordinated indenture, (B) any indebtedness which is expressly stated to be junior in right of payment to the subordinated debt securities and (C) indebtedness which is expressly stated to rank equal with the subordinated debt securities; and

     - any deferrals, renewals or extensions of any senior indebtedness.

     The term "INDEBTEDNESS FOR MONEY BORROWED" means:

     - any of our obligations or any obligation we have guaranteed for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; and

     - any of our deferred payment obligations or any such obligation we have guaranteed for the payment of the purchase price of property or assets evidenced by a note or similar instrument.

     Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities offered by that prospectus supplement, "OTHER FINANCIAL OBLIGATIONS" means all of our obligations to make payment pursuant to the terms of financial instruments, such as:

     - securities contracts and foreign currency exchange contracts;

     - derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts; and

     - similar financial instruments, other than obligations on account of senior indebtedness and obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the subordinated debt securities.

     As of March 31, 2000, we had an aggregate of $4.3 billion in subordinated debt outstanding at the parent company level, of which $868 million is subordinated to our senior indebtedness and $3.4 billion is subordinated to our senior indebtedness and other financial obligations.

     The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness or other financial obligations, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

     The subordinated debt securities will rank equal in right of payment with each other and with the existing subordinated indebtedness, subject to the obligations of the holders of subordinated debt securities to pay over amounts remaining after payment of senior indebtedness to persons in respect of other financial obligations.

     The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

RESTRICTIVE COVENANTS

     The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

                            DESCRIPTION OF WARRANTS

OFFERED WARRANTS

     We may issue warrants that are debt warrants or universal warrants. We may offer warrants separately or together with one or more additional warrants or debt securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date. Universal warrants issued in the United States may not be so separated prior to the 91st day after the issuance of the unit, unless otherwise specified in the applicable prospectus supplement.

     Debt Warrants. We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a "DEBT WARRANT."

     Universal Warrants. We may also issue warrants to purchase or sell, on terms to be determined at the time of sale:

     - securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

     - currencies; or

     - commodities.

     We refer to the property in the above clauses as "WARRANT PROPERTY." We refer to this type of warrant as a "UNIVERSAL WARRANT." We may satisfy our obligations, if any, with respect to any universal warrants by delivering the warrant property or, in the case of warrants to purchase or sell securities or commodities, the cash value of the securities or commodities, as described in the applicable prospectus supplement.

FURTHER INFORMATION IN PROSPECTUS SUPPLEMENT

     General Terms of Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

     - the specific designation and aggregate number of, and the price at which we will issue, the warrants;

     - the currency with which the warrants may be purchased;

     - the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

     - whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

     - any applicable material United States federal income tax consequences;

     - the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination, or other agents;

     - the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - the antidilution provisions of the warrants, if any;

     - any redemption or call provisions;

     - whether the warrants are to be sold separately or with other securities as part of units; and

     - any other terms of the warrants.

     Additional Terms of Debt Warrants. The prospectus supplement will contain, where applicable, the following terms of and other information relating to any debt warrants:

     - the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of the debt warrants issued with each of the debt securities;

     - if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable; and

     - the principal amount of debt securities purchasable upon exercise of each debt warrant, the price at which and the currency in which the debt securities may be purchased and the method of exercise.

     Additional Terms of Universal Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any universal warrants:

     - whether the universal warrants are put warrants or call warrants and whether you or we will be entitled to exercise the warrants;

     - the specific warrant property, and the amount or the method for determining the amount of the warrant property, purchasable or saleable upon exercise of each universal warrant;

     - the price at which and the currency with which the underlying securities, currencies or commodities may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price;

     - whether the exercise price may be paid in cash, by the exchange of any other security offered with the universal warrants or both and the method of exercising the universal warrants; and

     - whether the exercise of the universal warrants is to be settled in cash or by delivery of the underlying securities, commodities, or both.

SIGNIFICANT PROVISIONS OF THE WARRANT AGREEMENTS

     We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The forms of warrant agreements are filed as exhibits to the registration statement. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

     Modifications without Consent of Warrantholders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

     - cure any ambiguity;

     - cure, correct or supplement any defective or inconsistent provision; or

     - amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     Enforceability of Rights of Warrantholders. The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

     Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

     New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     FleetBoston may sell securities:

     - to the public through a group of underwriters managed or co-managed by one or more underwriters, which may include FleetBoston Robertson Stephens Inc. ("FRS"), Fleet Securities Inc. ("FSI"), or other affiliates;

     - through one or more agents, which may include FRS, FSI or other affiliates; or

     - directly to purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions:

     - at a fixed price, or prices, which may be changed from time to time;

     - at market prices prevailing at the time of sale;

     - at prices related to those prevailing market prices; or

     - at negotiated prices.

     Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

     The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

     - the name of the agent or the name or names of any underwriters;

     - the public offering or purchase price;

     - any discounts and commissions to be allowed or paid to the agent or underwriters;

     - all other items constituting underwriting compensation;

     - any discounts and commissions to be allowed or paid to dealers; and

     - any exchanges on which the securities will be listed.

     We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities or warrants from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

     - the purchase by an institution of the debt securities or warrants covered under that contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

     - if the debt securities or warrants are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased those debt securities or warrants not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

     Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

     FRS and FSI are our wholly-owned subsidiaries. Accordingly, the distribution of securities by FRS and/or FSI will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. In accordance with Rule 2720, no member of the NASD participating in an underwriting will be permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written approval of the customer.

     Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated by reference in this document in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the securities offered hereby will be passed upon for us by Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110-1800. V. Duncan Johnson, a partner of Edwards & Angell, LLP, is a director of Fleet Bank
(RI), National Association, one of our wholly-owned subsidiaries, and beneficially owns 9,856 shares of our common stock. Unless otherwise specified in the applicable prospectus supplement, Brown & Wood LLP, One World Trade Center, New York, New York 10048-0557, will pass upon certain matters for the underwriters.

                              PRINCIPAL OFFICE OF
                       FLEETBOSTON FINANCIAL CORPORATION
                               100 Federal Street
                                Boston, MA 02110

                              REGISTERED OFFICE OF
                       FLEETBOSTON FINANCIAL CORPORATION
                                CT Corp. System
                              10 Weybosset Street
                              Providence, RI 02903

                 PRINCIPAL PAYING AGENT, REGISTRAR AND TRUSTEE

                              THE BANK OF NEW YORK
                                 48 Wall Street
                               New York, NY 10005

                                 PAYING AGENTS

                              THE BANK OF NEW YORK
                                 48 Wall Street
                               New York, NY 10005

                    BANQUE INTERNATIONALE A LUXEMBOURG S.A.
                                69, route dEsch
                               L-2953 Luxembourg
                     Attention: Fiscal and Listing Agencies

LEGAL ADVISORS TO                               LEGAL ADVISORS TO
FLEETBOSTON FINANCIAL CORPORATION               THE UNDERWRITERS
(as to United States Law)                       (as to United States Law)
EDWARDS & ANGELL, LLP                           SIDLEY AUSTIN BROWN & WOOD LLP
101 Federal Street                              875 Third Avenue
Boston, MA 02110-1800                           New York, NY 10022

                           INDEPENDENT ACCOUNTANTS TO
                       FLEETBOSTON FINANCIAL CORPORATION

                           PRICEWATERHOUSECOOPERS LLP
                               160 Federal Street
                                Boston, MA 02110

                                 LISTING AGENT

                    BANQUE INTERNATIONALE A LUXEMBOURG S.A.
                                69, route dEsch
                               L-2953 Luxembourg
                     Attention: Fiscal and Listing Agencies

                    [FLEETBOSTON FINANCIAL CORPORATION LOGO]